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                                                                    Exhibit 99.1

  APPLIED MICRO CIRCUITS CORPORATION ANNOUNCES STOCK OPTION EXCHANGE PROGRAM

   SAN DIEGO, Calif--October 18, 2001--Applied Micro Circuits Corporation [NASDAQ: AMCC] today announced that it will be offering a voluntary stock option exchange program to its employees, officers and board members.

   Under the program, which is expected to commence before the end of October 2001, participants will be able to tender for cancellation stock options that have an exercise price equal to or greater than $20 per share for replacement options to be issued on a date which is at least six months plus one day from the date of cancellation of the tendered options. The exercise price of the replacement options will be equal to 100 percent of the market price of AMCC stock on the grant date of these options. The terms and conditions of the replacement options, including the vesting schedules, will be substantially the same as the terms and conditions of the cancelled options.

   "Our most important assets are our employees. Equity, in the form of options, has been a major employee motivator and as such, a significant contributor to our success in the past," Dave Rickey, Chairman and Chief Executive Officer said. "In light of the decline in the price of our common stock, we recognize that the exercise prices of the majority of outstanding options to purchase our common stock, whether or not they are currently exercisable, are higher than the price of our common stock. We believe these options are less valuable as an incentive to retain and motivate employees. By making this offer to exchange options, we intend to provide our employees with the benefit of holding options that over time may have a greater potential to increase in value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our future business and financial objectives and the creation of value for all of our stockholders."

   As of October 4, 2001, options to purchase approximately 59 million shares of AMCC common stock were outstanding under the Company's stock option programs. Options to purchase approximately 39 million of these shares are expected to be eligible for the program.

   APPLIED MICRO CIRCUITS CORPORATION HAS NOT COMMENCED THE OFFER TO EXCHANGE THAT IS REFERRED TO IN THIS COMMUNICATION. UPON THE COMMENCEMENT OF THE OFFER TO EXCHANGE, AMCC WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION A COMPLETED SCHEDULE T/O AND RELATED EXHIBITS AND DOCUMENTS, INCLUDING THE OFFER TO EXCHANGE. ALL AMCC OPTIONHOLDERS ELIGIBLE TO PARTICIPATE IN THE OFFER TO EXCHANGE ARE STRONGLY ENCOURAGED TO READ THE SCHEDULE T/O AND RELATED EXHIBITS AND DOCUMENTS, INCLUDING THE OFFER TO EXCHANGE, WHEN THESE BECOME AVAILABLE. THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER TO EXCHANGE. THE SCHEDULE T/O AND RELATED EXHIBITS AND DOCUMENTS WILL BE AVAILABLE WITHOUT CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION WEBSITE AT WWW.SEC.GOV AND WILL BE AVAILABLE WITHOUT CHARGE FROM AMCC TO ALL AMCC OPTIONHOLDERS ELIGIBLE TO PARTICIPATE IN THE OFFER TO EXCHANGE.

AMCC Overview

   AMCC designs, develops, manufactures and markets high-performance, high-bandwidth silicon solutions for the world's optical networks. AMCC utilizes a combination of high-frequency analog, mixed-signal and digital design expertise coupled with system-level knowledge and multiple silicon process technologies to offer integrated circuit products that enable the transport of voice and data over fiber optic networks. The company's system solution portfolio includes switch fabric, traffic management, network processor, framer/mapper, PHY

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and PMD devices that address the high-performance needs of the evolving intelligent optical network. AMCC's corporate headquarters and wafer fabrication facilities are located in San Diego. Sales and engineering offices are located throughout the world. For further information regarding AMCC, please visit our web site at http://www.amcc.com or call our shareholder information line at (888) 982-AMCC (2622).

   This news release contains forward-looking statements, including statements regarding the stock option exchange program, that are subject to certain risks and uncertainties, including, but not limited to, those associated with unpredictability and volatility of the market price of the Company's common stock between the cancellation of existing options and the grant of replacement options under the program, delays in the anticipated commencement date of the program, changes in the accounting treatment of the program, and corporate developments affecting the Company between the cancellation of existing options and the grant of replacement options under the program, as well as the "Risk Factors" set forth in the Company's Annual Report on Form 10-K for the year ended March 31, 2001 and the most recent Quarterly Report on Form 10-Q, and the Company's other filings with the Securities and Exchange Commission. Actual results could differ materially, as a result of such factors, from those set forth in the forward-looking statements.

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